EXHIBIT 99.1

Contacts:
Aehr Test Systems	MKR Investor Relations Inc.
Ken Spink	Todd Kehrli or Jim Byers
Chief Financial Officer	Analyst/Investor Contact
(510) 623-9400 x309	(323) 468-2300
aehr@mkr-group.com

Aehr Test Systems Announces Retirement of Board Member

Fremont, CA (January 27, 2023) – Aehr Test Systems (NASDAQ: AEHR), a worldwide supplier of semiconductor production test and reliability qualification equipment, today announced that long-time board member, Mario M. Rosati, has retired from the Company’s Board, effective January 24, 2023.

Rhea Posedel, Founder and Chairman of Aehr Test Systems, says, “As a young attorney (now at Wilson Sonsini Goodrich and Rosati), Mario incorporated the Company in 1977 and became our first outside director. His broad business knowledge and invaluable advice was extremely helpful to me during our startup phase, whether it was raising venture capital funding or adding industry leaders to the board. I greatly appreciate Mario’s continued contributions and support over his 45 years as a board member.”

Gayn Erickson, President and CEO of Aehr Test Systems, commented, “Mario was a director of Aehr Test Systems since its founding in 1977 and instrumental in helping to take the company public in 1997. On behalf of the Board and the management team, we are very thankful for his leadership and longstanding commitment and contributions over the years that have been a key piece of the Company’s success. It has been a privilege to serve with him on the Board, and we wish him the very best in retirement.”

With the retirement of Mr. Rosati, Aehr Test now has six board members.

About Aehr Test Systems

Headquartered in Fremont, California, Aehr Test Systems is a worldwide provider of test systems for burning-in semiconductor devices in wafer level, singulated die, and package part form, and has installed over 2,500 systems worldwide. Increased quality and reliability needs of the Automotive and Mobility integrated circuit markets are driving additional test requirements, incremental capacity needs, and new opportunities for Aehr Test products in package, wafer level, and singulated die/module level test. Aehr Test has developed and introduced several innovative products, including the ABTSTM and FOX-PTM families of test and burn-in systems and FOX WaferPakTM Aligner, FOX WaferPak Contactor, FOX DiePak® Carrier and FOX DiePak Loader. The ABTS system is used in production and qualification testing of packaged parts for both lower power and higher power logic devices as well as all common types of memory devices. The FOX-XP and FOX-NP systems are full wafer contact and singulated die/module test and burn-in systems used for burn-in and functional test of complex devices, such as leading-edge silicon carbide-based power semiconductors, memories, digital signal processors, microprocessors, microcontrollers, systems-on-a-chip, and integrated optical devices. The FOX-CP system is a new low-cost single-wafer compact test and reliability verification solution for logic, memory and photonic devices and the newest addition to the FOX-P product family. The WaferPak Contactor contains a unique full wafer probe card capable of testing wafers up to 300mm that enables IC manufacturers to perform test and burn-in of full wafers on Aehr Test FOX systems. The DiePak Carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of both bare die and modules. For more information, please visit Aehr Test Systems’ website at www.aehr.com.

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